Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-79817) pertaining to the 1999 Stock Option Plan, the Registration Statement (Form S-8 No. 333-17265) pertaining to the Employees’ 401(K) and Retirement Plan, the Registration Statement (Form S-8 No. 333-09977) pertaining to the Wackenhut Corrections Corporation Stock Option Plan, and the Registration Statement (Form S-8 No. 333-09981) pertaining to the Nonemployee Director Stock Option Plan of Wackenhut Corrections Corporation of our report dated June 30, 2003, with respect to the consolidated financial statements of Premier Custodial Group Limited included in the Wackenhut Corrections Corporation Annual Report (Form 10-K/A-2) for the year ended December 29, 2002.

ERNST & YOUNG LLP

London, England
November 10, 2003